Exhibit 99.1

Paycom Software, Inc. Announces Increased Stock Repurchase Plan

OKLAHOMA CITY—(BUSINESS WIRE)—Paycom Software, Inc. (“Paycom”) (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that its Board of Directors has amended its ongoing stock repurchase plan to add $100,000,000 of availability and extend the expiration date of the stock repurchase plan to February 12, 2020.

“Today’s increase in our repurchase program further underscores our confidence in the strength of our business and our long-term growth prospects,” said Paycom’s founder and CEO, Chad Richison. “We remain focused on organic growth, and our profitable business model allows us to invest as required to achieve this goal. At the same time, our strong financial position and ability to generate significant cash-flow afford us the opportunity to return value to our stockholders opportunistically through stock buybacks.”

Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b5-1 programs, and the repurchase plan may be suspended or discontinued at any time. The actual timing, number and value of shares repurchased will be determined by a committee of the Board of Directors at its discretion and will depend on a number of factors, including the market price of Paycom’s common stock, general market and economic conditions and other corporate considerations.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that look to future events and include, but are not limited to, statements regarding Paycom’s business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting Paycom’s business, industry and financial results; and Paycom’s plans to purchase shares of its common stock under the authorized stock repurchase plan. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, Paycom’s actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in Paycom’s filings with the Securities and Exchange Commission, including but not limited to those discussed in Paycom’s Annual Report on Form 10-K for the year ended December 31, 2016. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Contacts

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMO

media@paycom.com

or

Investor Relations Contact:

David Niederman, 855-603-1620

investors@paycom.com